Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	23747-7 / CW1413607.1

October 11, 2007

Eden Energy Corp.

1680 – 200 Burrard Street

Vancouver, B.C., V6C 3L6

Dear Sirs:

Re:       Common Stock of Eden Energy Corp. Registered on Form SB-2/A, originally filed on April 4, 2006 and amended on July 13, 2006 and July 18, 2006
Post Effective Amendment No. 2 filed on October 11, 2007

                              We have acted as counsel to Eden Energy Corp. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on October 11, 2007, of a post-effective amendment no. 2 to a registration statement on Form SB-2/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 18,572,536 shares of the Company’s common stock (the “Registered Shares”) for resale by certain selling shareholders named in the Registration Statement.

                              As further described in the Registration Statement, the Company is registering for resale:

- up to 3,116,330 shares and 130 shares of our common stock issued in a private placement on February 17 and 23, 2006, respectively;

- up to 14,131,260 shares and 601,780 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on February 17 and 23, 2006, respectively;

- up to 391,488 shares of our common stock which may be issued upon the exercise of broker share purchase warrants issued in connection with the private placement on February 17 and 23, 2006; and

- up to 331,548 shares of common stock that have been issued pursuant to registration rights agreements with the selling stockholders.

(collectively, the "Securities Transactions").

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the shares of the Company's common stock that have been issued in the Securities Transactions were duly and validly authorized and issued, fully paid and non-assessable, and that the shares of the Company's common stock issuable upon exercise of the share purchase warrants forming part of the Securities Transactions will be duly and validly issued, as fully paid and non-assessable, upon the exercise of such share purchase warrants in accordance with their respective terms.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia. We are familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

CW1413607.1